Exhibit 99.1

Pier 1 Imports, Inc. Reports Fiscal 2011 Fourth Quarter and Year-End Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--April 7, 2011--Pier 1 Imports, Inc. (NYSE:PIR) today reports financial results for the fourth quarter and fiscal year ended February 26, 2011.

Fourth Quarter Highlights

  Comparable store sales increase of 8.9% versus last year’s increase of 6.5%
  Merchandise margins of 58.4% of sales compared to 55.8% last year
  Gross profit of 42.8% of sales compared to 38.9% last year
  Operating income improved 62.3% to $58.4 million compared to $36.0 million last year
  Earnings per share of $0.48 versus $0.30 per share last year
  Strong balance sheet, with $301.5 million of cash and inventories flat with last year

Beyond Profitability and Three-Year Growth Plan

Alex W. Smith, President and Chief Executive Officer, commented, “Our fiscal 2011 year was truly an exceptional year – we achieved annual operating income for the first time in six years. Comparable store sales increases, strong merchandise margins and effective cost controls contributed to the more than $100 million improvement in operating income over last year. Our new year is off to a good start and our spring and Easter assortments are resonating with our customers. Although the Easter holiday falls into April this year, March comp store sales increased 11.3% on top of last year’s March comp store sales increase of 19.4%.”

Mr. Smith continued, “We have embedded both creativity and rigor into our business, executed our initiatives and strategies extremely well, and have come out of our difficulties a stronger and more effective retailer. The journey we started four years ago to return Pier 1 Imports to profitability and beyond has reached its initial destination – profitability – but we are by no means done. Our journey will continue as we start to write the next chapter beyond profitability and extend the reach of the Pier 1 Imports brand through our stores and online. In a separate release issued today, we announced a three-year growth plan designed to drive sales, further improve profitability and increase shareholder value. We will invest capital of $200 million into our business and return value back to our shareholders through a $100 million initial share repurchase program. Our goal is to achieve sales of $200 per retail square foot and drive operating margin to at least 10% of sales within three years, and have an online business that contributes at least 10% of revenues within five years. We are now positioned offensively, rather than defensively, and our strong balance sheet and ongoing cash generation provide the resources to make this a reality. We look forward to discussing our results and providing insight into the years ahead in more detail later this morning on our conference call.”

Fourth Quarter Results

For the fourth quarter ended February 26, 2011, the Company reported net income of $57.1 million, or $0.48 per share, compared to last year’s fourth quarter net income of $34.5 million, or $0.30 per share. Total sales for the fourth quarter were $426.6 million, a 7.7% increase from $396.0 million in the year-ago quarter. Comparable store sales increased 8.9% during the fourth quarter compared to last year’s comparable store sales increase of 6.5% for the same period. The sales increase for the quarter was primarily the result of increases in store traffic, conversion rate and average ticket.

Merchandise margins for the quarter were $249.0 million, or 58.4% of sales, compared to $221.1 million, or 55.8% of sales, in the same period last year. The 260 basis point improvement in merchandise margins continues to be positively impacted by significantly lower markdown activity, strong input margins and well managed inventory levels. Store occupancy costs were $66.5 million for the quarter, or 15.6% of sales, compared to $67.0 million, or 16.9% of sales, last year. The decline was primarily the result of negotiated rental reductions with our landlords in addition to a lower overall store count. Gross profit for the quarter, which is calculated by deducting store occupancy costs from merchandise margin dollars, improved to $182.5 million, or 42.8% of sales, from $154.2 million, or 38.9% of sales, in the fourth quarter of last year.

Fourth quarter selling, general and administrative expenses totaled $119.0 million, or 27.9% of sales, compared to $113.0 million, or 28.5% of sales, in the year-ago quarter. For the quarter, SG&A expenses consisted primarily of $18.6 million in marketing, $85.2 million in payroll, and $13.5 million in other G&A costs. Selling, general and administrative expenses for the quarter included $1.7 million in other charges primarily consisting of lease termination costs compared to $1.1 million for lease termination costs and other for the same period last year.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the fourth quarter as compared to the same period last year.

	Three months ended
	February 26, 2011		February 27, 2010		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$59.0	13.8%	$55.8	14.1%	$3.2
Marketing	18.6	4.3%	18.4	4.6%	0.2
Store supplies, services and other	6.2	1.5%	7.3	1.8%	(1.1)
Variable costs	83.8	19.6%	81.5	20.6%	2.3

Administrative payroll	26.2	6.1%	20.7	5.2%	5.5
Other relatively fixed expenses	7.3	1.7%	9.7	2.4%	(2.4)
Relatively fixed costs	33.5	7.9%	30.4	7.7%	3.1

Subtotal	117.3	27.5%	111.9	28.2%	5.4

Lease termination costs and other	1.7	0.4%	1.1	0.3%	0.6

	$119.0	27.9%	$113.0	28.5%	$6.0

Operating income for the fourth quarter was $58.4 million, a 62.3% improvement from last year’s operating income of $36.0 million reported for the same period. The increases in sales and merchandise margins resulted in the overall improvement in operating income.

Fiscal Year Results

For the fiscal year ended February 26, 2011, the Company reported income before income taxes of $103.5 million compared to income before income taxes of $32.1 million last fiscal year. Net income for the fiscal year was $100.1 million, or $0.85 per share. Last year, net income was $86.8 million, or $0.86 per share, and included a $49.7 million gain on the retirement of debt, a $10.0 million litigation recovery and a $54.8 million income tax benefit primarily resulting from the Worker, Homeownership and Business Assistance Act of 2009. These amounts were offset last year by non-operating charges of $18.3 million associated with the voluntary conversion of the Company’s 9% convertible senior notes due 2036. Total sales for the year increased to $1,396.5 million from $1,290.9 million in the year-ago period. Comparable store sales for the fiscal year increased 10.9% compared to a comparable store sales increase of 1.5% last fiscal year. The sales increase for the year was primarily the result of increases in store traffic, conversion rate and average ticket.

Merchandise margins for the fiscal year improved 380 basis points to 58.6% of sales compared to 54.8% of sales last fiscal year. Store occupancy costs were $262.4 million, or 18.8% of sales, compared to $267.1 million, or 20.7% of sales, last year. Gross profit as a percentage of sales was 39.8% for the fiscal year compared to 34.1% of sales last fiscal year.

Selling, general and administrative expenses for the year were well-controlled and totaled $431.9 million, or 30.9% of sales, compared to $421.2 million, or 32.6% of sales, last year. SG&A expenses consisted primarily of $65.8 million in marketing, $303.8 million in payroll, and $60.5 million in other G&A costs. Selling, general and administrative expenses included $3.5 million primarily in lease termination and store closing costs, offset by a gain of $1.7 million primarily resulting from the Company’s sale of its distribution center near Chicago during the first quarter this year. Last year, the Company incurred $12.6 million in other charges primarily resulting from store closing costs, severance and other charges.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for fiscal year 2011 as compared to fiscal year 2010.

	Twelve months ended
	February 26, 2011		February 27, 2010		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$218.9	15.7%	$209.8	16.3%	$9.1
Marketing	65.8	4.7%	60.9	4.7%	4.9
Store supplies, services and other	24.7	1.8%	28.7	2.2%	(4.0)
Variable costs	309.4	22.2%	299.4	23.2%	10.0

Administrative payroll	84.9	6.1%	74.7	5.8%	10.2
Other relatively fixed expenses	35.8	2.6%	34.5	2.7%	1.3
Relatively fixed costs	120.7	8.6%	109.2	8.5%	11.5

Subtotal	430.1	30.8%	408.6	31.7%	21.5

Lease termination costs and other	1.8	0.1%	12.6	1.0%	(10.8)

	$431.9	30.9%	$421.2	32.6%	$10.7

Operating income for the fiscal year was $103.7 million, a $107.0 million improvement from the $3.3 million loss reported last year. The increases in sales and merchandise margins and the Company’s focus on leveraging expenses resulted in the overall improvement in operating income. As of February 26, 2011, the Company had utilized all federal tax loss carry forwards.

Balance Sheet

At the end of the fiscal year, inventory was in line with management’s expectations and totaled $311.8 million compared to $313.5 million at the end of last fiscal year. Management continues to strategically manage its inventory purchases and monitor its inventory levels to keep them in line with consumer demand.

Cash and cash equivalents at the end of the fiscal year were $301.5 million, a $113.6 million increase from last year’s balance of $187.9 million at the end of the fiscal year. For the year, the Company generated $148.4 million of cash from operations, part of which was used to fund capital expenditures during the year of $31.0 million.

The Company previously announced that on February 15, 2011, all of its outstanding 6.375% Convertible Senior Notes due 2036 were surrendered in full and the Company paid the holders of the notes $17.1 million, which included principal and accrued interest. At the end of the fiscal year, long-term debt was comprised of $9.5 million of industrial revenue bonds.

Amended and Restated Secured Credit Facility

The Company amended and restated its $300 million secured asset-based revolving credit facility on April 4, 2011. The amended and restated facility has a five-year term and includes a $100 million accordion feature. The facility is secured by the Company’s merchandise inventory and credit card receivables. It effectively refinances the Company’s existing $300 million secured revolving credit facility, which would have expired in May 2012. The facility will be used for general corporate purposes, although the Company expects to continue funding its working capital requirements with cash flow from operations.

Fourth Quarter and Fiscal Year-End Results and Three-Year Growth Plan Conference Call Information

The Company will host a conference call concerning fiscal 2011 fourth quarter and year-end results and discuss details of the Company’s three-year growth plan at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 45804562.

A replay will be available after 12:00 p.m. (Central Time) for a 24 hour period and the replay can be accessed by calling 1-800-642-1687, or if international, 1-706-645-9291 using the conference ID number 45804562.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

(Financials Attached)

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	February 26,	February 27,	February 26,	February 27,
	2011	2010	2011	2010

Net sales	$426,583	$395,973	$1,396,470	$1,290,852

Operating costs and expenses:
Cost of sales (including buying and store occupancy costs)	244,113	241,822	841,083	850,438
Selling, general and administrative expenses	118,983	112,961	431,900	421,179
Depreciation and amortization	5,086	5,206	19,739	22,488
	368,182	359,989	1,292,722	1,294,105

Operating income (loss)	58,401	35,984	103,748	(3,253)

Nonoperating (income) and expenses:
Interest and investment income	(337)	(333)	(1,506)	(1,681)
Interest expense	851	1,740	5,368	23,726
Gain on retirement of debt	-	-	-	(49,654)
Other income	(1,713)	(748)	(3,658)	(7,695)
	(1,199)	659	204	(35,304)

Income before income taxes	59,600	35,325	103,544	32,051
Income tax provision (benefit)	2,533	825	3,419	(54,796)

Net income	$57,067	$34,500	$100,125	$86,847

Earnings per share:
Basic	$0.49	$0.30	$0.86	$0.86

Diluted	$0.48	$0.30	$0.85	$0.86

Average shares outstanding during period:
Basic	116,773	115,913	116,466	100,715

Diluted	118,756	116,232	117,484	100,715

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except per share amounts)
(unaudited)

	February 26,	February 27,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $261,274 and $176,503, respectively	$301,471	$187,912
Accounts receivable, net	14,814	14,701
Inventories	311,770	313,496
Income tax receivable	1,043	561
Prepaid expenses and other current assets	22,871	37,157
Total current assets	651,969	553,827

Properties, net	64,773	55,837
Other noncurrent assets	26,835	33,310
	$743,577	$642,974

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$57,421	$65,344
Current portion long-term debt	-	16,435
Gift cards and other deferred revenue	71,963	44,356
Accrued income taxes payable	232	4,967
Other accrued liabilities	106,739	106,073
Total current liabilities	236,355	237,175

Long-term debt	9,500	19,000
Other noncurrent liabilities	84,870	83,665

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized, 125,232,000 issued	125	125
Paid-in capital	243,051	264,477
Retained earnings	293,813	193,688
Cumulative other comprehensive loss	(784)	(699)
Less -- 7,748,000 and 9,645,000 common shares in treasury, at cost, respectively	(123,353)	(154,457)
	412,852	303,134
	$743,577	$642,974

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended
	February 26,	February 27,	February 28,
	2011	2010	2009

Cash flow from operating activities:
Net income (loss)	$100,125	$86,847	$(129,253)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization	33,806	33,335	45,156
(Gain) loss on disposal of fixed assets	(1,619)	246	41
Loss on impairment of fixed assets and long-lived assets	503	-	9,653
Stock-based compensation expense	4,706	3,782	5,177
Deferred compensation	4,237	3,736	4,215
Lease termination expense	1,599	7,693	6,074
Amortization of deferred gains	(11,353)	(7,777)	(6,774)
Gain on retirement of convertible bonds	-	(49,654)	-
Charges related to the conversion of the 9% Convertible Notes	-	18,308	-
Other	4,452	3,109	(2,201)
Changes in cash from:
Inventories	1,726	2,835	95,378
Accounts receivable, prepaid expenses and other current assets	(8,019)	8,294	(5,055)
Income tax receivable	(482)	1,588	14,486
Accounts payable and accrued expenses	(4,821)	(26,537)	(65,457)
Income taxes payable	(2,966)	533	(1,620)
Defined benefit plan liabilities	(2,860)	(1,784)	(118)
Make whole interest provision	-	(13,782)	-
Proceeds from an adjustment to the proprietary credit card agreement	28,326	-	-
Other noncurrent assets	551	(197)	1,209
Other noncurrent liabilities	474	(20)	(2,545)
Net cash provided by (used in) operating activities	148,385	70,555	(31,634)

Cash flow from investing activities:
Capital expenditures	(31,049)	(5,246)	(13,378)
Proceeds from disposition of properties	11,146	730	102,478
Proceeds from sale of restricted investments	3,876	3,897	3,258
Purchase of restricted investments	(3,944)	(3,654)	(2,020)
Collection of note receivable	6,250	1,500	1,500
Net cash (used in) provided by investing activities	(13,721)	(2,773)	91,838

Cash flow from financing activities:
Proceeds from stock options exercised, stock purchase plan and other, net	4,972	333	2,161
Repayment of long-term debt	(26,077)	-	-
Retirement of convertible bonds	-	(31,593)	-
Debt issuance costs	-	(4,408)	-
Net cash (used in) provided by financing activities	(21,105)	(35,668)	2,161

Change in cash and cash equivalents	113,559	32,114	62,365
Cash and cash equivalents at beginning of period	187,912	155,798	93,433
Cash and cash equivalents at end of period	$301,471	$187,912	$155,798

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400